GRAINGER REPORTS SALES OF $7.2 BILLION AND EPS OF $6.93
FOR THE YEAR ENDED DECEMBER 31, 2010
2010 Fourth Quarter EPS of $1.83 Including $0.04 Unusual Item

2010 Highlights
·	Sales of $7.2 billion, up 15 percent; 16 percent daily
·	EPS of $6.80, up 30 percent, excluding $0.13 of unusual items ($0.04 in 4Q)
·	Operating cash flow of $596 million
·	$657 million returned to shareholders in dividends & share repurchases
·	Pretax ROIC* of 29.8 percent versus 24.9 percent in 2009

CHICAGO, January 25, 2011 – Grainger (NYSE: GWW) today reported record sales, net earnings and earnings per share for the year ended December 31, 2010.  Sales of $7.2 billion were up 15 percent versus $6.2 billion in 2009.  Net earnings of $511 million increased 19 percent versus $430 million in 2009.  Earnings per share of $6.93 increased 23 percent versus $5.62 in 2009.  Two unusual non-cash items were included in 2010 earnings, a $0.28 per share benefit from changes to the company’s paid time off policy and a $0.15 per share tax expense related to the tax treatment of retiree healthcare benefits following the passage of the Patient Protection and Affordable Care Act, which resulted in a net benefit of $0.13 per share.  Results for 2009 included a $0.37 per share gain from the MonotaRO transaction in September 2009.  Excluding these unusual items from both years, net earnings increased 29 percent and earnings per share were up 30 percent in 2010 versus 2009.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annual operating earnings divided by a 13 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

“Our record results in 2010 are a direct reflection of our dedicated team members and the extraordinary service they provided to more than 2 million businesses and institutions during the year,” said Chairman, President and Chief Executive Officer Jim Ryan.  “Our relentless customer focus also paid off for our shareholders, who enjoyed one of the best years in the company’s history from a total return perspective.  Throughout 2010, we continued to invest in our industry-leading position: our talent, our product breadth and availability, our e-commerce and IT platform, and our global presence.  These enhancements help ensure that we’re the first choice in maintenance, repair and operating supplies (MRO) for the people who keep workplaces safe, efficient and functioning.”

Ryan added. “The recession challenged businesses and institutions to ‘do more with less’ and Grainger is in a unique position to help customers address this new reality as they seek to streamline their MRO purchasing processes and reduce costs.  As a result, we are confident in our strategy and our ability to continue to gain additional market share.  Our 2011 guidance remains unchanged since the November 17, 2010 analyst meeting where we forecasted sales growth of 5 to 9 percent and earnings per share of $7.15 to $7.90 for the full year 2011,” said Ryan.

For the 2010 fourth quarter, the company reported sales of $1.8 billion, an increase of 12 percent versus $1.6 billion in the 2009 quarter.   Net earnings of $132 million increased 36 percent versus $97 million in 2009.  Earnings per share of $1.83 increased 44 percent versus $1.27 in 2009.  The 2010 fourth quarter included a $0.04 per share benefit from the change in the paid time off policy.  Excluding this unusual item, net earnings increased 34 percent and earnings per share were up 41 percent in the fourth quarter of 2010 versus the 2009 quarter.

The 2010 fourth quarter had 1 less selling day than the 2009 fourth quarter; 63 days compared with 64 a year ago.   Company sales for the quarter increased 12 percent, 14 percent on a daily basis, versus the 2009 quarter.  Daily sales increased 11 percent in October, 14 percent in November and 16 percent in December.  Oil spill-related sales contributed 2 and 3 percentage points to November and December daily sales, respectively.   The 14 percent daily increase for the quarter included a 9 percentage point contribution from volume and a 2 percentage point benefit from oil spill-related sales.  Price, acquisitions and foreign exchange each contributed 1 percentage point to the daily sales growth for the quarter.

Company operating earnings of $211 million increased 28 percent in the quarter versus $165 million in the fourth quarter of 2009.  Excluding the benefit from the paid time off policy change, operating earnings increased 25 percent versus the prior year.  The improvement in operating earnings was primarily the result of positive expense leverage from the 12 percent sales growth combined with some large expenses in the 2009 fourth quarter that did not repeat in 2010.  The 2009 quarter included $9 million or $0.07 per share in asset impairment charges and $7.5 million or $0.05 per share in severance costs.

The company has two reportable business segments, the United States and Canada, which represent approximately 95 percent of total year company sales.  The remaining operating units (Japan, Mexico, India, Colombia, China, Puerto Rico and Panama) are included in Other Businesses and are not considered a reportable segment.

United States
Sales for the United States segment increased 9 percent, 11 percent on a daily basis, in the 2010 fourth quarter versus the prior year.  Daily sales were up 8 percent in October, up 10 percent in November and up 14 percent in December.  The sales growth acceleration in the quarter was primarily the result of oil spill-related sales that contributed 1, 2 and 3 percentage points to October, November and December, respectively.  The 11 percent daily sales growth for the quarter was driven primarily by 7 percent volume growth.  In addition, sales of products related to the oil spill clean up contributed 2 percentage points in the quarter.  Price and higher sales of seasonal products each added 1 percentage point to daily sales growth for the quarter.  All customer end markets within the United States posted sales growth versus the 2009 fourth quarter, led by strong increases in the reseller and manufacturing customer end markets.

Gross profit margins in the United States increased 30 basis points, primarily the result of price increases exceeding product cost increases.  The improvement in gross profit margin was partially offset by negative selling mix driven by strong growth to larger customers and higher sales of non-catalog products sourced for the oil spill clean up.

Quarterly operating earnings in the United States were up 24 percent versus the prior year, and up 22 percent excluding the change in the paid time off policy. The strong growth in operating earnings was primarily driven by the 9 percent sales growth and positive expense leverage.  Operating expenses increased 3 percent on a reported basis, 4 percent after excluding the benefit for the paid time off policy change. Operating expenses in the 2009 fourth quarter included both severance and asset impairment charges, that did not repeat in the 2010 fourth quarter.

Canada
Sales for the Acklands-Grainger business in Canada increased 20 percent, 15 percent in local currency, for the quarter.  On a daily basis, sales were up 22 percent in U.S. dollars and 17 percent in local currency versus the 2009 fourth quarter.  Strong volume growth during the quarter contributed 12 percentage points to the sales increase, while acquisitions completed during the last 12 months contributed an additional 5 percentage points.  Daily sales were up 16 percent in October, up 23 percent in November and up 12 percent in December.  The sales increase for the quarter in Canada was led by strong growth to customers in the heavy manufacturing, forestry, mining, and oil and gas sectors of the economy, partially offset by a decline in sales to the government.

Operating earnings in Canada decreased 32 percent in the 2010 fourth quarter and were down 35 percent in local currency.  Gross profit margins in Canada were down 300 basis points due to unfavorable customer mix, related to strong sales growth to large customers, and difficult comparisons with the 2009 fourth quarter that included a large year-end inventory pick up. The operating earnings decline was also due to a 27 percent increase in operating expenses, 22 percent in local currency, driven by an increase in commissions and bonuses on higher sales and increased volume-related headcount.  In addition, incremental costs for a distribution center opened in the 2010 second quarter and expenses related to acquisitions made during the last 12 months also contributed to the increase in operating expenses.

Other Businesses
Sales for the Other Businesses, which now include operations in Japan, Mexico, India, Colombia, China, Puerto Rico and Panama, were up 48 percent on a daily basis for the 2010 fourth quarter versus prior year.  This strong sales increase was due to the incremental sales from the Colombian business acquired in June 2010, combined with solid revenue growth from all the other international businesses.

Operating earnings for the Other Businesses were $5 million for the 2010 fourth quarter compared to a $3 million loss a year ago.  This improvement was the result of stronger operating performance for all the businesses in the group, led by Mexico and Japan.

Other
Interest expense, net of interest income, was $1.6 million versus $1.7 million in the 2009 fourth quarter.  The effective tax rate was 36.6 percent and 40.6 percent in the 2010 and 2009 fourth quarters, respectively.  The lower tax rate in the 2010 fourth quarter was primarily driven by tax credits and incentives in various states.  The 2009 fourth quarter tax rate included the effect of a one-time tax expense resulting from tax law changes in Mexico.  Excluding these items, the effective tax rate for both quarters was 39.1 percent.  For the year, the effective tax rate was 39.8 percent and 39.1 percent in 2010 and 2009, respectively.  In addition to the tax rate benefit in the 2010 fourth quarter, the company recognized tax expense related to the U.S. healthcare legislation passed in the 2010 first quarter.  Excluding unusual items in both years, the effective tax rate was 39.1 percent in 2010 and 2009.

Cash Flow
Operating cash flow was $104 million versus $223 million in the 2009 fourth quarter.  For the full year, the company generated $596 million in operating cash flow versus $732 million in 2009.  The year-over-year declines in operating cash flows for the quarter and year were primarily due to increases in accounts receivable and inventory tied to the strong sales growth reported for both periods.  The company used cash from operations to fund capital expenditures of $56 million in the quarter versus $53 million in the fourth quarter of 2009.  Capital expenditures for the year were $128 million versus $142 million in 2009.  In the 2010 fourth quarter, the company paid dividends of $38 million.  Dividends paid for the full year totaled $152 million. In addition, Grainger bought back 4.6 million shares of stock in 2010, and has approximately 8.1 million shares remaining under the current repurchase authorization.  In total, Grainger returned $657 million in cash to shareholders in the form of dividends and share repurchases in 2010.

W.W. Grainger, Inc. with 2010 sales of $7.2 billion is North America’s leading broad line supplier of maintenance, repair and operating products with an expanding presence in Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2010 fourth quarter results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “2011 guidance”, “continue”, “forecasted”, “gain additional market share” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:
Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications and Public Affairs	Senior Vice President, Communications and Investor Relations
847/535-4339	847/535-0409

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales	$1,826,696	$1,633,815	$7,182,158	$6,221,991
Cost of merchandise sold	1,063,564	949,617	4,176,474	3,623,465
Gross profit	763,132	684,198	3,005,684	2,598,526

Warehousing, marketing and administrative expenses	551,730	518,837	2,145,209	1,933,302
Operating earnings	211,402	165,361	860,475	665,224

Other income and (expense)
Interest income	370	310	1,215	1,358
Interest expense	(1,983)	(2,032)	(8,187)	(8,766)
Equity in net income (loss) of unconsolidated entities	75	136	(182)	1,497
Gain on previously held equity interest - net	–	–	–	47,343
Other non-operating income (expense)	284	48	457	681
Total other income and (expense)	(1,254)	(1,538)	(6,697)	42,113

Earnings before income taxes	210,148	163,823	853,778	707,337

Income taxes	76,947	66,459	340,196	276,565

Net earnings	133,201	97,364	513,582	430,772

Less: Net earnings attributable to noncontrolling interest	991	306	2,717	306

Net earnings attributable to W.W. Grainger, Inc.	$132,210	$97,058	$510,865	$430,466

Earnings per share -Basic	$1.87	$1.29	$7.05	$5.70
-Diluted	$1.83	$1.27	$6.93	$5.62

Average number of shares outstanding -Basic	69,205	73,398	70,837	73,786
-Diluted	70,648	74,660	72,139	74,892

Diluted Earnings Per Share
Net Earnings as reported	$132,210	$97,058	$510,865	$430,466
Less: earnings allocated to participating securities	(3,000)	(2,249)	(11,294)	(9,947)
Net earnings available to common shareholders	$129,210	$94,809	$499,571	$420,519

Weighted average shares adjusted for dilutive securities	70,648	74,660	72,139	74,892
Diluted earnings per share	$1.83	$1.27	$6.93	$5.62

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Sales
United States	$1,506,446	$1,384,282	$6,020,069	$5,445,390
Canada	216,788	180,385	820,941	651,166
Other Businesses	116,279	79,717	389,621	165,051
Intersegment sales	(12,817)	(10,569)	(48,473)	(39,616)
Net sales to external customers	$1,826,696	$1,633,815	$7,182,158	$6,221,991

Operating earnings
United States	$224,777	$181,429	$920,222	$735,586
Canada	13,302	19,687	46,836	43,742
Other Businesses	5,397	(3,458)	11,661	(11,634)
Unallocated expense	(32,074)	(32,297)	(118,244)	(102,470)
Operating earnings	$211,402	$165,361	$860,475	$665,224

Company operating margin	11.6%	10.1%	12.0%	10.7%
ROIC* for Company			29.8%	24.9%
ROIC* for United States			42.9%	34.8%
ROIC* for Canada			10.7%	11.5%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At December 31,
Assets	2010	2009
Cash and cash equivalents (1)	$313,454	$459,871
Accounts receivable – net (2)	762,895	624,910
Inventories	991,577	889,679
Prepaid expenses and other assets	125,518	115,032
Deferred income taxes	44,627	42,023
Total current assets	2,238,071	2,131,515
Property, buildings and equipment – net	963,672	953,271
Deferred income taxes	87,244	79,472
Investment in unconsolidated entities	3,461	3,508
Goodwill (3)	387,232	351,182
Other assets and intangibles – net (3)	224,697	207,384
Total assets	$3,904,377	$3,726,332

Liabilities and Shareholders’ Equity
Short-term debt	$42,769	$34,780
Current maturities of long-term debt	31,059	53,128
Trade accounts payable (4)	344,295	300,791
Accrued compensation and benefits	169,343	135,323
Accrued contributions to employees’ profit sharing plans	145,119	121,895
Accrued expenses	130,836	124,150
Income taxes payable	5,882	6,732
Total current liabilities	869,303	776,799
Long-term debt	426,262	437,500
Deferred income taxes and tax uncertainties	76,686	62,215
Accrued employment-related benefits	244,455	222,619
Shareholders' equity (5)	2,287,671	2,227,199
Total liabilities and shareholders’ equity	$3,904,377	$3,726,332

(1)	Cash and cash equivalents decreased $146 million, or 32%, due primarily to cash paid for acquisitions, share repurchases and dividends during the past 12 months.
(2)	Accounts receivable increased $138 million, or 22%, due primarily to higher sales.
(3)	Goodwill and other assets and intangibles increased $53 million, or 10%, due to acquisitions.
(4)	Trade accounts payable increased $44 million, or 14%, due primarily to higher inventory purchases driven by higher sales volumes.
(5)	Common stock outstanding as of December 31, 2010 was 69,377,802 shares as compared with 72,276,516 shares at December 31, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended Dec. 31,
	2010	2009
Cash flows from operating activities:
Net earnings	$513,582	$430,772
Provision for losses on accounts receivable	6,718	10,748
Deferred income taxes and tax uncertainties	(5,553)	21,683
Depreciation and amortization	149,678	147,531
(Gain) on previously held interests	–	(47,343)
Stock-based compensation	47,221	40,407
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(127,790)	2,794
Inventories	(80,545)	175,286
Prepaid expenses and other assets	(8,806)	(11,180)
Trade accounts payable	36,219	(16,736)
Other current liabilities	49,576	(52,944)
Current income taxes payable	(1,503)	2,472
Accrued employment-related benefits cost	18,128	22,080
Other – net	(480)	6,826
Net cash provided by operating activities	596,445	732,396
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(120,616)	(140,730)
Net cash paid for business acquisitions, and other investments	(48,543)	(121,833)
Net cash used in investing activities	(169,159)	(262,563)
Cash flows from financing activities:
Net increase in short-term debt	5,498	2,542
Net decrease in long-term debt	(39,122)	(18,856)
Stock options exercised	86,528	91,165
Excess tax benefits from stock-based compensation	25,650	19,030
Purchase of treasury stock	(504,803)	(372,727)
Cash dividends paid	(152,338)	(134,684)
Net cash (used in) financing activities	(578,587)	(413,530)
Exchange rate effect on cash and cash equivalents	4,884	7,278
Net (decrease) increase in cash and cash equivalents	(146,417)	63,581
Cash and cash equivalents at beginning of year	459,871	396,290
Cash and cash equivalents at end of period	$313,454	$459,871

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